Pricing Supplement Dated February 25, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.00%.

Effective Dates:	2-25-2008 through	3-03-2008